Exhibit 10.1

A Cancer Therapeutics & Diagnostics Company
9700 Great Seneca Highway, Rockville, MD 20850
phone: (240) 314 0596
www.neogenix.com

Albine Martin, Ph.D.
916 Balboa Drive
Silver Spring, MD 20905
Re:           Employment Agreement

Dear Albine:

This letter, dated February 9, 2011, is to confirm our understanding with respect to your employment by Neogenix Oncology, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”). The terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement.” In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.	Employment.

(a)
Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, as its Chief Operating Officer (“COO”, reporting to the Chief Executive Officer (the “CEO”).  You will have the responsibilities, duties and authority commensurate with the position of COO. The principal location at which you will perform such services will be the Company’s facility located in Rockville, MD.

(b)
Devotion to Duties.  For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed three percent (3%) of the issued and outstanding securities of any class of securities of such publicly held entity, and provided, further that nothing contained herein will be deemed to prohibit you from continuing your preexisting affiliations so long as such activity does not violate Sections 5, 6 or 7 hereof or substantially limit your ability to perform your full-time duties hereunder.

2.	Term of Employment.

(a)
Term; Termination.  Subject to the terms hereof, your employment hereunder will commence  on the date set forth in the first sentence of this Agreement  (the “Commencement Date”) and will continue until the first to occur of the following:

(i)	Immediately upon your death;

(ii)	By the Company:

A.
By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of ninety (90) business days within any period of one hundred eighty (180) consecutive business days during the term hereof as determined by a physician selected by you (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern;

B.	By written notice to you effective the date of such notice, for Cause (as defined below); or

C.	By written notice to you effective thirty (30) days after the date of such notice and subject to Section 4 hereof, without Cause; or

(iii)	By you:

A.	At any time by written notice to the Company effective thirty (30) days after the date of such notice; or

B.	By written notice to the Company for Good Reason (as defined below) effective the date of such notice.

(b)
Definition of “Cause”.  For purposes of this Agreement, “Cause” means (i) your commission of a felony, (ii) your willful disloyalty or deliberate dishonesty to the Company, (iii) the commission by you of an act of fraud or embezzlement against the Company, or (iv) a material breach by you of any material provision of this Agreement which breach is not cured within thirty (30) days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such thirty (30) day period, you will have a reasonable period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach.

(c)
Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” means any of the following, provided you inform the Company in writing of such and state your intent to end your relationship with the Company for such reason within thirty (30) days following the occurrence of any such reason and the Company shall not within thirty (30) days of such notice remedy the condition:

(i)
A material diminution by the Company in your duties, authority or responsibilities as compared to the time of the Commencement Date, provided that such diminution is not in connection with a termination of your employment hereunder by the Company;

(ii)	A change without your consent in the lines of reporting such that you no longer report to the CEO and instead report to an officer with materially less authority, duties or responsibilities;

(iii)	A material diminution in your base compensation; or

(iv)	A material breach of this Agreement by the Company.

3.	Compensation.

(a)
Base Salary.  The Company will pay you a base salary at the annual rate of two hundred fifty thousand dollars ($250,000) (the “Base Salary”).  The Base Salary will be reviewed no less frequently than annually and may be adjusted upward at the Company’s discretion; provided the first review shall occur no later than August 2011.  The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.  The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)
Performance Bonus.  If you achieve performance objectives determined by the Company (in consultation with you), you shall be eligible for an annual performance bonus of up to fifty percent (50%) of your Base Salary for the year that is ending (the “Performance Bonus”).  Any Performance Bonus awarded shall be paid no later than sixty (60) days following the last day of the calendar year in which it was earned.

(c)	Vacation. You will be entitled to twenty (20) paid vacation days in each calendar year, as well as paid holidays and other time off, in accordance with the Company policies.

(d)
Fringe Benefits; Perquisites.  You will be entitled to participate in the same manner as other senior executives of the Company in any and all employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  In addition, you shall be indemnified by the Company to same extent as other senior executives of the Company. In addition, throughout your employment, the Company shall provide you with a car for which the monthly payments (not including any business travel expenses reimbursed pursuant to subparagraph (e), below) would be up to one thousand dollars ($1,000) per month, payable directly to you or to the lessor of the car as determined per your discretion and upon prior notification by you to the Company’s Chief Financial Officer or such person’s designee.

(e)
Reimbursement of Expenses.  The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(f)
Equity-Based Compensation.  Except as otherwise provided in this Section 3(f), in connection with a Payment Event (as defined below), the Company will deliver to you a payment (the “Bonus”) in an amount up to $3,500,000, subject to the provisions in this Section 3(f).  The amount of any Bonus shall be $3,500,000 if you are still employed by the Company on the date of a Payment Event. The amount of any Bonus shall be $875,000 if your employment with the Company ends prior to the one (1) year anniversary of this Agreement, $2,625,000 if your employment with the Company ends prior to the two (2) year anniversary of this Agreement, and $3,500,000 if your employment with the Company continues beyond the two (2) year anniversary of this Agreement, provided, however, that the amount of any Bonus shall be $3,500,000 if you end the employment relationship for Good Reason or the Company ends the employment relationship without Cause at any time. A “Payment Event” will be the earlier to occur of (i) the sale by the shareholders of the Company of shares of capital stock of the Company (“Shares”) representing at least 50 percent of the voting power of the Company or all or substantially all of its assets that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code (a “Change in Control”), and (ii) an underwritten initial public offering of Shares (an “IPO”).  Notwithstanding the foregoing, if your employment with the Company terminates before the date of an IPO, no Bonus will be payable to you before the date of a Change in Control.  If you are not employed by the Company on the date of a Payment Event pursuant to which you would otherwise be due a Bonus, no Bonus shall be payable unless and until you provide the Company with a general release of claims as described in the first sentence of Section 4(d) which becomes effective and not subject to rescission within thirty (30) days following the occurrence of the Payment Event.  In the event of a Payment Event that is a Change in Control, the Bonus will be paid to you within thirty (30) days following the date of the transaction giving rise to the Change in Control.  If the Payment Event is an IPO, cash in an amount equal to 50% of the Bonus will be paid to you within 10 days of the date of the IPO and, provided you have made arrangements with the Company that are satisfactory to the Company to satisfy any income and employment tax withholding obligations arising from the delivery of the Shares to you before that time, a number of Shares equal to 50% of the Bonus divided by the per share paid for the Company’s stock in the IPO will be delivered to you in accordance with the following schedule: one-third of the number of Shares payable to you will be delivered on the date of the  IPO; one-third of the number of Shares payable to you will be delivered on the date that is the one year anniversary of the date of the IPO; the final one-third of the number of Shares payable to you will be delivered on the date that is eighteen months after the date of the IPO.  The Shares will be subject to only those restrictions on transferability that are applicable to other Company executives and that are required to be so applicable under relevant federal or state law.  In addition, in the sole discretion of the Board, you shall be eligible for a stock option grant each year you are employed by the Company (each an “Annual Stock Option Grant”).  Any Annual Stock Option Grant shall be subject to Board approval, the terms and conditions of the Company’s stock plan in effect on the date of grant and the execution of a formal option agreement provided by the Company on the date of grant.

4.	Severance Compensation.

(a)
Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations,” means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b)	Death or Disability. If your employment hereunder is terminated as a result of your death or Disability:

(i)	The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(ii)
The Company will continue to pay you (or your estate) an amount equal to the Base Salary at the rate in effect at the date of such termination in accordance with Section 3(a) of this Agreement for the period commencing on the date of such termination and ending on the three (3) month anniversary of the termination date.

(iii)
The Company will continue to provide you or your covered beneficiaries with health insurance for so long as it is obligated to continue payments equal to the Base Salary pursuant to Section 4(b)(ii) above, subject to applicable law and the terms of the respective policies.

(c)
Termination for Cause or in the Absence of a Good Reason.  If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination and the Company shall have no further obligations to you other than any obligations pursuant to Section 3(f) hereof and those required by applicable law.

(d)
Termination Without Cause by the Company or for Good Reason by You.  If your employment hereunder is terminated either by the Company without Cause or by you for a Good Reason and subject to your execution in form satisfactory to the Company (and submitted so as to be effective no later than seventy (70) days following such termination) of a general release of claims against the Company, its officers, directors, employees, agents, subsidiaries and affiliates other than any claims to payment of a Bonus upon a Change in Control if a Change in Control has not yet occurred, subject to the terms and conditions of sub-section (ii) below, in a form provided by the Company within ten (10) days following your final day of employment:

(i)	The Company will pay the Accrued Obligations to you promptly following such termination.

(ii)
The Company will pay you an amount equal to the Base Salary at the rate in effect at such termination in accordance with Section 3(a) of this Agreement for a twelve (12) month period payable in accordance with the Company’s normal payroll schedule over the course of such period. In addition, on the date that is 18 months after date on which your employment with the Company is terminated, if the Company has consummated an IPO, but has not had a Change in Control, before that date or before the date of your termination of employment, the Company will pay you an Additional Severance Amount equal to $3,500,000.  One-half of the Additional Severance Amount will be paid to you in cash; the remainder of the Additional Severance Amount will be paid in the form of that number of Shares that is equal to (1) one-half of the Additional Severance Amount, divided by (2) the per share price paid for the Company’s stock in the IPO, provided you first confirm in writing the general release described in the first sentence of Section 4(d) through the date of such payment if you have previously provided such release or you provide the Company such a release.  Any Shares will be subject to any applicable legal and/or customary limitations such as lock-up periods as are applicable to other Company executives.

(iii)
The Company will continue to provide you with health insurance for so long as it is obligated to continue payments equal to the Base Salary pursuant to Section 4(d)(ii) above if you make an effective COBRA election, subject to applicable law and the terms of the respective policies.

No payment or benefit shall be provided under (ii) or (iii) above before such 70th day following such termination (or such later date as may be required under Section 9(m) below), and you shall forfeit all rights to such payments and benefits unless the Company property described in Section 8 below is returned and such release is signed and delivered (and any right to revoke has expired) before such 70th day. The first  payment shall include payment of all amounts that would have been paid before such 70th day following such termination (or such later date as may be required under Section 9(m) below) in accordance with the Company’s normal payroll schedule had such payments commenced immediately upon such  termination, and any payments made thereafter shall continue as provided above.

(e)
Payment in Lieu of Notice.  In its sole discretion, the Company may, during any period of notice relating to termination, require you to: (i) be transferred to alternative duties to be performed either at your principal office location or your residence, at the Company’s discretion; (ii) not attend your usual place of work or any other Company premises; and/or (iii) not make contact with any employees, agents, vendors or clients of the Company, except as directed by the Company.

(f)
No Duty to Mitigate.  Notwithstanding any other provision of this Agreement, (i) you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to you after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that you may receive from any other source.

5.	Prohibited Competition and Solicitation.

(a)	Certain Acknowledgements and Agreements.

(i)	You recognize and acknowledge the competitive and proprietary nature of the business of the Company.

(ii)
You acknowledge and agree that a business will be deemed competitive with the Company if it engages in a line of business in which it performs any of the services, researches, develops or manufactures or sells any products provided or offered by the Company or under development by the Company, or any similar products or products fulfilling the same function, whether or not similar, in the Company’s Field of Interest (such businesses to be referred to as “Competitive Businesses”).  The phrase, “Field of Interest,” currently means the use of monoclonal antibody products for the diagnosis and therapy of types of cancer related to the Hollinshead vaccines.  In the event the Company adopts a new definition of Field of Interest, such new definition shall be binding upon you ten (10) days after written notice to you of such change unless you notify the Company in writing that you do not agree to such change.

(iii)
You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training.  You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.

(iv)
For purposes of this Agreement, “Confidential Information,” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, research, trials, advisers, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment hereunder, or (3) lawfully disclosed to you by a source other than the Company which source has a legal right to disclose such information.

(b)
Non-Competition; Non-Solicitation.  During the period while you are employed hereunder and for a period of one (1) year following the termination of your employment hereunder for any reason you will not, without the prior written consent of the Company:

(i)
For yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the Field of Interest, or in any other business in which you have any direct operating or scientific responsibility in the Field of Interest anywhere in the world (the “Restricted Territory”), except that (A) nothing contained herein shall preclude you from purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding capital stock of such business; (B) nothing contained herein will prevent you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit is not engaged in any business which is competitive with the business of the Company, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit) and provided you present a signed statement to the Company stating the name of each such Unit, the type of business conducted by each such Unit and affirming that you will not be in any way involved with the Unit(s) which are competitive with the business of the Company; and (C) and nothing contained herein will prevent you from working in academia or government research as long as your work is not in conjunction with industry; or

(ii)
Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Field of Interest with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in the Field of Interest, any joint venture or collaborative research partners, customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a presentation for the use or exploitation of products or processes in the Field of Interest (or similar offering of services), located within the Restricted Territory; or

(iii)
Either individually or on behalf of or through any third party to (A) hire any person who is or has been in the three (3) months prior to such activity employed or otherwise engaged by the Company, (B) solicit, entice or persuade or attempt to solicit, entice or persuade any person who is or has been in the three (3) months prior to such activity employed or otherwise engaged by the Company to leave the service of the Company or (C) solicit, entice or persuade or attempt to solicit, entice or persuade any person who is or has been in the three (3) months prior to such activity employed or otherwise engaged by the Company become employed or otherwise engaged by you or any entity other than the Company.

6.           Protected Information.  You will at all times, both during the period while you are employed hereunder and after the termination of your employment hereunder for any reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information.  Upon the termination of your employment hereunder for any reason, you will return to the Company all tangible Confidential Information and copies thereof (regardless of how such Confidential Information or copies are maintained).

7.	Ownership of Ideas, Copyrights and Patents.

(a)
Property of the Company.  All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive (except in conjunction with permitted government activity), reduce to practice or develop while you are employed hereunder, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company.  You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.

(b)	Notwithstanding, the terms of paragraph 7(a) of this Agreement, nothing shall be considered an “Invention”:

(i)	if you have developed the “Invention” entirely on your own time without using the Company’s equipment, supplies, facility or confidential information; and

(ii)
the “Invention” does not: (A) relate to the Company’s business or actual or demonstrably anticipated research or development; or (B) result from any work performed by any employee of or advisor to the Company.

(c)
Cooperation.  At any time during your employment hereunder or after the termination of your employment hereunder for any reason, you will make reasonable efforts to cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.  The Company will reimburse you for reasonable expenses incurred by you in connection with the performance of your obligations under this Section 7 and will compensate you at a mutually agreeable rate for any substantial time commitment that is required following the termination of your employment relationship with the Company.

(d)
Licensing and Use of Innovations.  With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions.  You will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(e)
Prior Inventions.  Listed on Exhibit 7(e) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, “Prior Inventions”), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system.  You acknowledge that no such Inventions exist and that your obligation to disclose such information is ongoing during the period that you provide services to the Company.

8.           Records.  Upon termination of your employment hereunder for any reason or for no reason, you will deliver to the Company promptly any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9.	General.

(a)
Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b)
Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)
Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)
Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(f)
Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(g)
Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Maryland, without giving effect to the conflict of law principles thereof.

(h)
Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to your relationship with the Company must be brought in the courts of Maryland or of the United States of America for the District of Maryland.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)
Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(j)
Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(k)
No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l)
Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(m)
Section 409A Compliance.   The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code where applicable.  Without limiting the foregoing, this Agreement shall not be amended in a manner so as to result in the imposition of such tax or interest, any reference  to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409, any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which is the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy), and if at separation from service you are considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall not commence earlier than six (6) months after the date of such separation from service, and any such amounts that would otherwise be paid to you within the first six months following the separation from service shall be accumulated and paid in a lump sum six months and one day following the separation from service (or if you die during such six-month period, as soon as practical following the date of death)

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Neogenix Oncology, Inc.

By:
Philip M. Arlen, M.D.
Chief Executive Officer

Accepted and Approved

Albine Martin, Ph.D

Exhibit 7(e) – Prior Inventions

1.  None